Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE

Christopher W. Wolf
Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

EUGENE P. BEARD ELECTED TO BOARD OF DIRECTORS OF CATALINA MARKETING CORPORATION

     ST. PETERSBURG, Fla., July 8, 2004 — Catalina Marketing Corporation (NYSE: POS) announced today that Eugene P. Beard, 69, has been elected to the company’s board of directors, increasing the board to eight members. Mr. Beard will also serve as a member of the company’s audit committee and has been designated as the audit committee financial expert.

     Mr. Beard is the chairman and chief executive officer of Westport Asset Fund, Inc. Until his retirement in 1999, Mr. Beard was vice chairman, finance and operations of The Interpublic Group of Companies, Inc., a worldwide advertising and marketing communications group, where he spent almost 20 years.

     A retired board member of The Interpublic Group of Companies, Inc., and chairman of its finance committee, Eugene Beard currently serves on the boards of directors of 59 Wall St. Fund, Old Westbury Fund, and Mattel Inc., (NYSE: MAT).

     Mr. Beard is a member of the Advisory Council for Ethics and the Professions at Harvard’s John F. Kennedy School of Government where he established the Beard Graduate and Faculty Fellowship programs for Ethics in the Professions. He also founded the Beard Center for Leadership & Ethics in Business at Pittsburgh’s Duquesne University.

     Commenting on the announcement, Frederick W. Beinecke, chairman of the board of Catalina Marketing Corporation, said, “We are pleased to welcome Gene Beard to our board. Gene’s extensive financial, leadership and business experience will be valuable resources to our company.”

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the Company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the Company’s customers, the pace of installation of the Company’s store network, the success of new services and businesses and the pace of their implementation, the Company’s ability to maintain favorable client relationships, the timing of completion of the Company’s audits, the timing of the completion of the Company’s future SEC filings, the outcome and impact of an ongoing SEC investigation into certain of the Company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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